Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of December 21, 2006, by and among US ONCOLOGY HOLDINGS, INC. (formerly known as Oiler Holding Company), a Delaware corporation (the “Company”), WELSH, CARSON, ANDERSON & STOWE IX, L.P., a Delaware limited partnership (“WCAS IX”), MORGAN STANLEY STRATEGIC INVESTMENTS, INC., a Delaware corporation (“Morgan Stanley”), and each of the other individuals and entities from time to time named on Schedule I hereto (together with WCAS IX and Morgan Stanley, and together with their respective Permitted Transferees and their respective successors and assigns that become a party to this Agreement in accordance with the terms hereof, each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, the Company, WCAS IX and certain other Stockholders entered into the original Stockholders Agreement, dated as of August 20, 2004 (the “Original Stockholders Agreement”), to provide for certain matters relating to the shares of Participating Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”), and the shares of Common Stock, par value $0.001 per share, of the Company (“Company Common Stock”), in each case, held by such Stockholders;

WHEREAS, the Company and Morgan Stanley have entered into a Stock Purchase Agreement, dated as of December 21, 2006 (the “Stock Purchase Agreement”), pursuant to which the Company has agreed to sell to Morgan Stanley shares of Series A-1 Participating Preferred Stock, par value $0.001 per share, of the Company (the “Series A-1 Preferred Stock” and together with the Series A Preferred Stock, the “Company Preferred Stock”) and shares of Company Common Stock; and

WHEREAS, in connection with the investment contemplated by the Stock Purchase Agreement, the Company, WCAS IX and certain other Stockholders wish to amend and restate the Original Stockholders Agreement in the manner set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

SECTION 1.01. Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified Person; provided, that officers, directors or employees of the Company or USON will not be deemed to be Affiliates of a stockholder of the Company for purposes hereof solely by reason of being officers, directors or employees of the Company or USON; provided, further, that, for purposes of Section 8.02(vi) and the definition of Third Party contained in Section 4.01, no portfolio company of WCAS IX (or of any other investment partnership under common control with WCAS IX) shall be deemed to be an Affiliate of the Company or WCAS IX unless a majority of the outstanding voting securities or 25% or more of the economic interests of such portfolio company are owned, directly or indirectly, by WCAS IX and/or such other investment partnership.

“Agreement” means this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Assumption Agreement” means a writing reasonably satisfactory in form and substance to the Company and WCAS IX whereby a Permitted Transferee of Company Equity Securities becomes a party to, and agrees to be bound (to the same extent as its transferor) by, the terms of this Agreement as a “Stockholder” hereunder.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a day on which commercial banks in New York, New York or Houston, Texas are authorized or required by law to close.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock and any other class or series of capital stock or other equity stock of the Company.

“Company Certificate” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended, restated or modified.

“Company Equity Securities” means all shares of Company Capital Stock now or hereafter issued and all Options or Convertible Securities now or hereafter issued.

“Company Stock Plans” means all stock option plans, restricted stock purchase plans and other stock-based employee benefit plans and agreements approved by the Board, including the Company’s 2004 Equity Incentive Plan.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Designated Affiliate” means (i) in the case of any Stockholder that is not a natural person, any Affiliate of such Stockholder, (ii) in the case of a Stockholder who is a natural person, such Stockholder’s parents, spouse and lineal descendants and the lineal descendants of such Stockholder’s spouse, or trusts for the benefit of, or corporations, limited liability companies or partnerships, the stockholders, members or general and/or limited partners of which include, only such Stockholder and/or Stockholder’s parents, spouse or lineal descendants or the lineal descendants of such Stockholder’s spouse, (iii) in the case of WCAS IX and each of its Designated Affiliates under this clause (iii), WCAS IX and each general or limited partner, manager, member, officer, director or employee thereof, and (iv) in the case of Morgan Stanley and each of its Designated Affiliates under this clause (iv), Morgan Stanley and each stockholder, partner, manager, member, director or officer thereof. For purposes of the foregoing, lineal descendants shall be deemed to include children by adoption.

“Exchange Act” means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, as the same may be amended from time to time.

“Fully Diluted Basis” means, with respect to any determination of the number of shares of Company Common Stock outstanding or held by one or more Persons, the number of shares of Company Common Stock outstanding or held by such Persons (excluding any unvested shares of restricted Company Common Stock issued under Company Stock Plans) assuming (i) the conversion of each outstanding share of Company Preferred Stock into that number of shares of Company Common Stock equal to the Conversion Constant (as defined in Section I of Article FOURTH of the Company Certificate) as in effect at the time of such determination and (ii) the full conversion, exercise and exchange of all other Options or Convertible Securities for Company Common Stock (excluding options and other rights issued under Company Stock Plans and excluding any other Options or Convertible Securities which are not exercisable or which have not vested or shares received upon the exercise of such Options or Convertible Securities which would not be vested); provided, however, that in connection with a Proposed Sale (as defined in Section 3.01(a)), unvested shares of restricted Company Common Stock issued under Company Stock Plans which would vest at or before the consummation of such Proposed Sale shall not be excluded from the determination of the number of shares of Company Common Stock held by a Tagging Stockholder; provided, further, however, that in connection with determining whether a Stockholder is a Qualified Stockholder or determining a Qualified Stockholder’s Proportionate Percentage for purposes of Article V, unvested shares of restricted Company Common Stock issued under Company Stock Plans shall not be excluded from the determination of the number of shares of Company Common Stock held by such Stockholder.

“Options or Convertible Securities” means any securities (including, without limitation, any options, warrants or other rights) which are directly or indirectly convertible into or exercisable or exchangeable for Company Capital Stock.

“Permitted Transferee” means any (i) Person to whom Company Equity Securities are Transferred in a Transfer in accordance with Section 2.02 and otherwise not in violation of this Agreement and who enters into an Assumption Agreement and (ii) Person to whom Company Equity Securities are Transferred by any Stockholder in a Transfer in accordance with Section 2.01(a)(i) who agrees in writing to become a party to and agrees to be bound (to the same extent as its transferor) by, the terms of this Agreement as a “Stockholder” hereunder, it being understood, in each case, that neither the Company nor any of its Subsidiaries shall be considered to be Permitted Transferees.

“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“Public Offering” means the sale of shares of Company Common Stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8 or any similar or successor form) filed under the Securities Act.

“Qualified Merger” means the consummation of any sale of all then outstanding Company Equity Securities (whether by means of a merger or otherwise), or sale of all or substantially all of the Company’s assets to, a Third Party, if the holders of shares of Company Equity Securities, as consideration for such sale, directly or indirectly, receive equity securities which are tradable on a national securities exchange (i) without further registration under the Securities Act and (ii) without being subject to any volume limitations set forth in Rule 144 promulgated under the Securities Act.

“Qualified Public Offering” means any firm commitment underwritten Public Offering in which the aggregate proceeds to the Company (together with the aggregate proceeds in all such prior public offerings) are at least $100.0 million.

“Qualified Stockholder” means any Stockholder who (individually or together with its Designated Affiliates), at the time of determination, holds on a Fully Diluted Basis not less than 500,000 shares (as adjusted for any stock splits, stock dividends, stock combinations and similar events occurring after the date hereof) of Company Common Stock.

“Schedule IV Purchaser” means any Schedule IV Purchaser under and as defined in the Stock Subscription Agreement (which Stockholders are listed on Schedule I hereto under the heading “Schedule IV Purchasers”) so long as such Stockholder continues to own, collectively with its Permitted Transferees, at least 50% of the shares of Company Common Stock and 50% of the shares of Company Preferred Stock owned by it on August 20, 2004 after giving effect to the transactions contemplated by the Stock Subscription Agreement.

“Securities Act” means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the Commission thereunder, as the same may be amended from time to time.

“Stock Subscription Agreement” means the Stock Subscription and Exchange Agreement, dated as of August 20, 2004, by and among the Company, WCAS IX and certain Stockholders.

“Subsidiary” of a Person means any Person of which equity securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, the general partner, the manager or other Persons performing similar functions are at the time directly or indirectly owned by the Person. Unless the context otherwise requires, references to one or more Subsidiaries are references to Subsidiaries of the Company.

“Transfer” means a transfer, sale, assignment, pledge, hypothecation or other disposition (including by operation of law), whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right or the imposition of a restriction on disposition or voting.

“USON” means US Oncology, Inc., a Delaware corporation, and a wholly owned Subsidiary of the Company.

“Voting Proxy” means any irrevocable proxy granted to WCAS IX by a Stockholder and shall include each “Voting Proxy” referred to in the Stock Subscription Agreement.

SECTION 1.02. Construction. (a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Unless the context otherwise requires: (i) “or” is disjunctive but not exclusive, (ii) words in the singular include the plural, and in the plural include the singular, (iii) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (v) the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified and (vi) whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

(b) References herein to WCAS IX, to the extent such entity shall have transferred any of its shares of Company Capital Stock to one or more Permitted Transferees, shall mean WCAS IX and such Permitted Transferees, taken together, and any right or action that may be taken at the election of WCAS IX may be taken at the election of WCAS IX and such Permitted Transferees to the extent WCAS IX has agreed in writing to transfer such rights to any such Permitted Transferee.

(c) References herein to Morgan Stanley, to the extent such entity shall have transferred any of its shares of Company Capital Stock to one or more Permitted Transferees, shall mean Morgan Stanley and such Permitted Transferees, taken together, and any right or action that may be taken at the election of Morgan Stanley may be taken at the election of Morgan Stanley and such Permitted Transferees to the extent Morgan Stanley has agreed in writing to transfer such rights to any such Permitted Transferee.

ARTICLE II.

TRANSFERS

SECTION 2.01. Transfers. (a) No Stockholder may Transfer any Company Equity Securities other than:

(i) with respect to Transfers by Stockholders other than by WCAS IX, Transfers made with the written consent of WCAS IX; provided, that, notwithstanding the foregoing, any employee, officer or director of the Company or any of its subsidiaries may Transfer Company Equity Securities to the Company or any of its Subsidiaries; provided, further, that notwithstanding the foregoing, in the case of any proposed Transfer by Morgan Stanley or any of its Permitted Transferees after the third anniversary of the date hereof, such written consent of WCAS IX will not be unreasonably withheld, delayed or conditioned;

(ii) Transfers made in accordance with Section 2.02;

(iii) Transfers made in accordance with Article III (including any Excluded Transactions (as defined in Section 3.01(a)); or

(iv) Transfers made in accordance with Article IV.

Any attempted Transfer of Company Equity Securities in violation of the provisions of this Agreement shall be null and void ab initio and of no effect.

(b) Each certificate representing Company Equity Securities that is held by a Stockholder will bear a legend substantially to the following effect with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement (the “Stockholders Agreement Legend”):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, AMENDED AND RESTATED AS OF DECEMBER 21, 2006, AMONG THE COMPANY AND THE OTHER PARTIES THERETO, AS AMENDED, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

The Stockholders Agreement Legend will be removed by the Company by the delivery of substitute certificates without such Stockholders Agreement Legend in the event of (i) a Transfer permitted by this Agreement in which the Transferee is not required to enter into an Assumption Agreement or (ii) the termination of this Agreement in accordance with Section 10.07.

(c) The Company shall not give effect to any attempted Transfer of Company Equity Securities made in violation of the terms of any Voting Proxy, and any attempted Transfer in violation of the terms thereof shall be null and void ab initio and of no effect. At all times prior to the expiration of any Voting Proxy, the Company shall use its best efforts to comply with the provisions of such Voting Proxies relating to the placing of legends on Company Equity Securities, and each Stockholder granting any such Voting Proxy hereby consents to the placing of such legends on such certificates.

SECTION 2.02. Transfers to Permitted Transferees. Any Stockholder may, at any time, Transfer any or all of the Company Equity Securities held by such Stockholder to any one or more Designated Affiliates of such Stockholder so long as each such Designated Affiliate duly executes and delivers an Assumption Agreement (such Transfer to be effective only upon the delivery of such Assumption Agreement to the Company and WCAS IX); provided, that if the Company so requests promptly following (and, in any event, within five (5) Business Days after) its receipt of such Assumption Agreement, such Assumption Agreement shall not be effective unless and until the Company has been furnished with an opinion in form and substance reasonably satisfactory to the Company of counsel reasonably satisfactory to the Company that such Transfer is exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee.

SECTION 2.03. Securities Law Compliance. (a) Each Stockholder agrees that it will not effect any Transfer of Company Equity Securities held by such Stockholder unless such Transfer is made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and, in either case, in compliance with all applicable state securities laws. The Company agrees, and each Stockholder understands and consents, that (i) the Company will not cause or permit the Transfer of any Company Equity Securities to be made on its books (or on any register of securities maintained on its behalf) unless the Transfer is permitted by, and has been made in accordance with the terms of this Agreement and all applicable federal and state securities laws and (ii) no Transfer of Company Equity Securities under this Article II shall be permitted if such Transfer would require the Company to register a class of equity securities under Section 12 of the Exchange Act under circumstances where the Company does not then have securities of any class registered under Section 12 of the Exchange Act. Any attempted Transfer in violation of the terms hereof shall be null and void ab initio and of no effect. Each Stockholder agrees that in connection with any Transfer of Company Equity Securities that is not made pursuant to a registered public offering, the Company may, in its sole discretion, request an opinion in form and substance reasonably satisfactory to the Company of counsel reasonably satisfactory to the Company stating that such transaction is exempt from registration under the Securities Act and in compliance with applicable state securities laws.

(b) From and after the date hereof, and until such time as such securities have been sold to the public pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration and the holder of such securities shall have requested the issuance of new certificates in writing and, if requested by the Company, delivered to the Company an opinion in form and substance reasonably satisfactory to the Company of counsel reasonably satisfactory to the Company to such effect, all certificates representing Company Equity Securities that are held by any Stockholder shall bear a legend which shall state the following:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NO INTEREST HEREIN MAY BE SOLD, OFFERED, ASSIGNED, DISTRIBUTED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING ANY SUCH TRANSACTION OR (B) THE COMPANY RECEIVES AN OPINION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS OR (C) THE COMPANY AND ITS COUNSEL ARE OTHERWISE SATISFIED THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION AND IN COMPLIANCE WITH ALL STATE SECURITIES LAWS.”

ARTICLE III.

TAG-ALONG RIGHTS

SECTION 3.01. Tag-Along Rights. (a) With respect to any proposed Transfer by WCAS IX and/or any of its Permitted Transferees (collectively, the “Selling Stockholder”) of shares of Company Capital Stock to any Person who is not a Designated Affiliate of the Selling Stockholder other than (i) pursuant to any agreement or plan of merger or combination, including any tender or exchange offer in respect thereof, that is approved by the Board and does not involve a disproportionate Transfer by the Selling Stockholder of shares of the applicable class of Company Capital Stock or (ii) any transaction or transactions for strategic purposes that (when aggregated with all shares sold in connection with prior Transfers that were deemed to be Excluded Transactions under this clause (ii)) result in the Transfer by the Selling Stockholder since August 20, 2004 of (x) less than an aggregate 1,069,106 (as adjusted for any stock splits, stock dividends, stock combinations and similar events occurring after August 20, 2004) shares of Company Preferred Stock and/or (y) less than an aggregate 7,483,744 shares (as adjusted for any stock splits, stock dividends, stock combinations and similar events occurring after August 20, 2004) of Company Common Stock (any such transaction referred to in clause (i) or (ii) above, an “Excluded Transaction”, and any such transaction not excluded under clause (i) or (ii) above, a “Proposed Sale”), each Stockholder (other than the Selling Stockholder) who exercises its rights under this Section 3.01(a) in accordance with this Section 3.01 (each a “Tagging Stockholder”) will have the right to include the following in the proposed sale to the proposed transferee(s) of shares (the “Proposed Transferee”) or sell the following to the Selling Stockholder (if such Proposed Transferee will not agree to purchase shares directly from such Tagging Stockholder, and in such case the Selling Stockholder shall be obligated to purchase from such Stockholder the following): (1) if the Selling Stockholder proposes to Transfer shares of Company Preferred Stock in such Proposed Sale, a number of shares of Company Preferred Stock up to the product (rounded down to the nearest whole number) of (i) the quotient determined by dividing (A) the aggregate number of shares of Company Preferred Stock owned by such Tagging Stockholder by (B) the aggregate number of shares of Company Preferred Stock then outstanding and (ii) the total number of shares of Company Preferred Stock proposed to be Transferred to the Proposed Transferee(s) and/or (2) if the Selling Stockholder proposes to Transfer shares of Company Common Stock in such Proposed Sale, a number of shares of Company Common Stock up to the product (rounded down to the nearest whole number) of (i) the quotient determined by dividing (A) the aggregate number of shares of Company Common Stock owned by such Tagging Stockholder on a Fully Diluted Basis by (B) the aggregate number of shares of Company Common Stock then outstanding on a Fully Diluted Basis and (ii) the total number of shares of Company Common Stock proposed to be Transferred to the Proposed Transferee(s), at the same price(s) per share of Company Preferred Stock and/or Company Capital Stock, as the case may be, and upon the same terms and conditions (including time of payment, form of consideration and adjustments to purchase price) as the Selling Stockholder; provided, that in order to be entitled to exercise its right to sell shares of Company Capital Stock to the Proposed Transferee pursuant to this Section 3.01, each Tagging Stockholder (x) shall agree to the same covenants as the Selling Stockholder agrees to in connection with the Proposed Sale, (y) shall be obligated to join on a pro rata (and several) basis (based on the proceeds received by such Tagging Stockholder in connection with the Proposed Sale) in any indemnification that the Selling Stockholder agrees to provide in connection with the Proposed Sale (other than in connection with obligations that relate to a particular Stockholder such as representations and warranties concerning itself for which each Stockholder shall agree to be solely responsible, and provided further that the liability for any such pro rata (and several) indemnification obligations shall not exceed the total consideration received by such Stockholder for such shares), and (z) shall make such representations and warranties concerning itself and the shares of Company Capital Stock to be sold by it in connection with such Transfer as the Selling Stockholder makes with respect to itself and its shares (such terms and conditions of any Proposed Sale being the “Tag-Along Terms”).

(b) Each Tagging Stockholder will be responsible for funding its proportionate share of any adjustment in purchase price or escrow arrangements in connection with the Proposed Sale and for its proportionate share of any withdrawals from any such escrow, including any such withdrawals that are made with respect to claims arising out of agreements, covenants, representations, warranties or other provisions relating to the Proposed Sale.

(c) Each Tagging Stockholder will be responsible for its proportionate share of the fees, commissions and other out-of-pocket expenses (collectively, “Costs”) of the Proposed Sale to the extent not paid or reimbursed by the Company, the Proposed Transferee or another Person (other than the Selling Stockholder); provided, that the liability for such Costs shall not exceed the total purchase price received by such Stockholder for such shares (or if such Proposed Sale does not occur, such proposed purchase price). The Selling Stockholder shall be entitled to estimate each Tagging Stockholder’s proportionate share of such Costs and to withhold such amounts from payments to be made to each Tagging Stockholder at the time of closing of such Proposed Sale; provided, that (i) such estimate shall not preclude the Selling Stockholder from recovering additional amounts from the Tagging Stockholders in respect of each such Tagging Stockholder’s proportionate share of such Costs and (ii) the Selling Stockholder shall reimburse each Tagging Stockholder to the extent actual amounts are ultimately less than the estimated amounts or any such amounts are paid by the Company, the Proposed Transferee or another Person (other than the Selling Stockholder).

SECTION 3.02. Exercise of Tag-Along Rights; Notices. The Selling Stockholder will give the Company prior written notice of each Proposed Sale, setting forth the number and type of shares of Company Capital Stock proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration and other material Tag-Along Terms offered by the Proposed Transferee. In the event that any of the material terms or conditions set forth in the notice are thereafter amended in any material respect, the Selling Stockholder shall also give written notice of the amended terms and conditions of the Proposed Sale to the Company. Upon its receipt of any such notice or amended notice, the Company shall promptly, but in all events within two (2) Business Days of its receipt thereof, forward copies thereof to each of the Stockholders other than the Selling Stockholder (such initial notice, the “Tag-Along Opportunity Notice” and any amended notice, an “Amended Tag-Along Opportunity Notice”). In order to exercise the tag-along rights provided by this Article III a Stockholder must send a written notice to the Company and the Selling Stockholder indicating its desire to exercise its rights and specifying the number and type of shares of Company Capital Stock it desires to sell (the “Tag-Along Exercise Notice”) within ten (10) days following the receipt of the Tag-Along Opportunity Notice by such Stockholder (or if an Amended Tag-Along Opportunity Notice is given to the Stockholders within such ten (10) day period, within five (5) days following the receipt of such Amended Tag-Along Opportunity Notice by such Stockholder). Upon the receipt of an Amended Tag-Along Opportunity Notice by a Stockholder that had previously provided a Tag-Along Exercise Notice, such Tagging Stockholder shall be permitted to cancel its exercise of its rights under this Article III upon delivery of written notice to the Selling Stockholder and the Company to such effect and shall be released from its obligation hereunder. There shall be no liability on the part of the Selling Stockholder to any Tagging Stockholder if the sale of shares of Company Capital Stock pursuant to this Article III is not consummated for whatever reason. Whether or not to effect a sale of shares of Company Capital Stock pursuant to this Article III shall be within in the sole and absolute discretion of the Selling Stockholder.

SECTION 3.03. Closing of Proposed Sale. (a) Each Tagging Stockholder shall deliver to the Company, as agent for such Tagging Stockholder, for transfer to the Proposed Transferee one or more certificates, properly endorsed for transfer and with all stock transfer taxes paid and stamps affixed, which represent the shares of Company Capital Stock that such Tagging Stockholder is permitted to dispose of pursuant to this Article III. The consummation of such Proposed Sale shall be subject to the sole discretion of the Selling Stockholder, who shall have no liability or obligation whatsoever to any Tagging Stockholder participating therein other than to obtain for such Tagging Stockholder the same Tag-Along Terms as those of the Selling Stockholder. In connection with the consummation of any such Proposed Sale, the Company (i) shall transfer to the Proposed Transferee at the closing of such Proposed Sale a stock certificate or certificates representing the shares of Company Capital Stock to be disposed of by any Tagging Stockholders and (ii) shall promptly thereafter remit to each Tagging Stockholder (x) that portion of the proceeds of the disposition to which such Tagging Stockholder is entitled by reason of such participation (after giving effect to Section 3.01(b) and/or 3.01(c)) and (y) a stock certificate or certificates representing any balance of shares of Company Capital Stock that were not so disposed of (or all shares of Company Capital Stock, in the event the proposed disposition is not consummated). For the avoidance of doubt, the Selling Stockholder may not Transfer any shares of Company Capital Stock to the Proposed Transferee unless the Proposed Transferee shall simultaneously purchase, in accordance with Tag-Along Terms, all of shares of Company Capital Stock to be disposed of by any Tagging Stockholders in accordance with this Article III.

(b) If any Tagging Stockholder exercises its rights under this Article III, the closing of the purchase of the Company Capital Stock with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Selling Stockholder’s Company Capital Stock to the Proposed Transferee. If by the end of ninety (90) days following the date of delivery of the Tag-Along Opportunity Notice (or, following the delivery of the last Amended Tag-Along Opportunity Notice, if applicable), the Selling Stockholder and the Proposed Transferee have not completed the Proposed Sale, each Tagging Stockholder shall be released from its obligations under this Article III, and the Tag-Along Exercise Notices shall be null and void, and it shall be necessary for the terms of this Article III to be separately complied with in order to consummate such Proposed Sale pursuant to this Article III.

SECTION 3.04. Tag-Along Power of Attorney. Upon delivering a Tag Along Exercise Notice, each Tagging Stockholder will, if requested by the Selling Stockholder, execute and deliver a power of attorney in form and substance reasonably satisfactory to the Selling Stockholder with respect to the shares of Company Capital Stock that are to be sold by such Tagging Stockholder pursuant hereto (a “Tag-Along Power of Attorney”). The Tag-Along Power of Attorney will provide, among other things, that each such Tagging Stockholder will irrevocably appoint said attorney-in-fact as its agent and attorney-in-fact with full power and authority to act under the Tag-Along Power of Attorney on its behalf with respect to (and subject to the terms and conditions of) the matters specified in this Article III.

ARTICLE IV.

DRAG-ALONG RIGHTS

SECTION 4.01. Drag-Along Rights. If WCAS IX (the “Dragging Stockholder”), the Company or USON receives an offer from a Person who is not an Affiliate of the Company or WCAS IX (a “Third Party”) to purchase or exchange (by merger, consolidation or otherwise) (x) at least a majority of the shares of Company Common Stock then outstanding and/or at least a majority of the shares of Company Preferred Stock then outstanding or (y) all or substantially all of the assets of the Company and its subsidiaries taken as a whole, and WCAS IX wishes to accept such offer (or WCAS IX wishes that the Company or USON accept such offer), then each Stockholder other than WCAS IX (the “Drag-Along Stockholders”) hereby agrees that, if requested by the Dragging Stockholder, such Stockholder will (A) waive any appraisal rights that it would otherwise have in respect of such transaction, and/or (B) Transfer to such Third Party, subject to the other provisions of this Article IV, on the terms of the offer so accepted by the Dragging Stockholder, including time of payment, form and choice of consideration and adjustments to purchase price, (i) the number of shares of Company Preferred Stock equal to the number of shares of Company Preferred Stock owned by such Stockholder multiplied by the percentage of the then outstanding shares of Company Preferred Stock to which the Third Party offer is applicable, if any, and (ii) the number of shares of Company Common Stock equal to the number of outstanding shares of Company Common Stock owned by such Stockholder multiplied by the percentage of the then outstanding shares of Company Common Stock to which the Third Party offer is applicable, if any.

SECTION 4.02. Exercise of Drag-Along Rights; Notices; Certain Conditions of Drag-Along Sales. (a) The Dragging Stockholder will give notice (the “Drag-Along Notice”) to the Drag-Along Stockholders of any proposed Transfer giving rise to the rights of the Dragging Stockholder set forth in Section 4.01 (a “Drag-Along Sale”) within five (5) Business Days after the Dragging Stockholder’s acceptance of the offer referred to in Section 4.01 and, in any event, not less than fifteen (15) Business Days prior to the proposed closing date for such Drag-Along Sale. The Drag-Along Notice will set forth the number and type of shares of Company Capital Stock proposed to be so Transferred, the name of the proposed transferee or acquiring Person, the proposed amount and form of consideration, the number and type of shares of Company Capital Stock sought and the other terms and conditions of the offer.

(b) If any holders of Company Capital Stock are given an option as to the form and amount of consideration to be received, all holders of such class of Company Capital Stock shall be given the same option. Each Drag-Along Stockholder (x) shall agree to the same covenants as the Dragging Stockholder agrees to in connection with the Drag-Along Sale, (y) shall be obligated to join on a pro rata (and several) basis (based on the proceeds received by each such Drag-Along Stockholder in connection with the Drag-Along Sale) in any indemnification that the Dragging Stockholder agrees to provide in connection with the Drag-Along Sale (other than in connection with obligations that relate to a particular Stockholder such as representations and warranties concerning itself for which each Stockholder shall agree to be solely responsible, and provided further that the liability for any such pro rata indemnification obligations shall not exceed the total consideration received by such Stockholder for such shares) and (z) shall make such representations and warranties concerning itself and the shares of Company Capital Stock to be sold by it in connection with such Drag-Along Sale as the Dragging Stockholder makes with respect to itself and its shares.

(c) Each Drag-Along Stockholder will be responsible for funding its proportionate share of any adjustment in purchase price or escrow arrangements in connection with the Drag-Along Sale and for its proportionate share of any withdrawals from any such escrow, including any such withdrawals that are made with respect to claims arising out of agreements, covenants, representations, warranties or other provisions relating to the Drag-Along Sale.

(d) Each Drag-Along Stockholder will be responsible for its proportionate share of the Costs of the Drag-Along Sale to the extent not paid or reimbursed by the Company, the Third Party or another Person (other than the Dragging Stockholder); provided, that the liability for such Costs shall not exceed the total consideration received by such Drag-Along Stockholder for its Company Equity Securities in respect of such Drag-Along Sale. The Dragging Stockholder shall be entitled to estimate each Drag-Along Stockholder’s proportionate share of such Costs and to withhold such amounts from payments to be made to each Drag-Along Stockholder at the time of closing of the Drag-Along Sale; provided that (i) such estimate shall not preclude the Dragging Stockholder from recovering additional amounts from the Drag-Along Stockholders in respect of each Drag-Along Stockholder’s proportionate share of such

Costs and (ii) the Dragging Stockholder shall reimburse each Drag-Along Stockholder to the extent actual amounts are ultimately less than the estimated amounts or any such amounts are paid by the Company, the Third Party or another Person (other than the Dragging Stockholder).

SECTION 4.03. Closing of Drag-Along Sale. (a) At the closing of such Drag-Along Sale, each of the Drag-Along Stockholders shall deliver certificates evidencing the Company Equity Securities then held by it and to be sold or cancelled in connection with such sale, duly endorsed for transfer or accompanied by stock powers executed in blank, against payment of the purchase price therefor by wire transfer to the account or accounts specified by such Drag-Along Stockholder.

(b) If the Drag-Along Sale is not consummated within 120 days from the date of the Drag-Along Notice, the Dragging Stockholder must deliver another Drag-Along Notice in order to exercise its rights under this Article IV with respect to such Drag-Along Sale.

SECTION 4.04. Custody Agreement and Power of Attorney. Upon receiving a Drag-Along Notice, each Drag-Along Stockholder will, if requested by the Dragging Stockholder, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to the Dragging Stockholder with respect to the shares of Company Capital Stock that are to be sold by such Drag-Along Stockholder pursuant hereto and with respect to any other Company Equity Securities subject to this Article IV in respect of such Drag-Along Sale (a “Drag-Along Custody Agreement and Power of Attorney”). The Drag-Along Custody Agreement and Power of Attorney will provide, among other things, that each such Drag-Along Stockholder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Company Capital Stock (each duly endorsed in blank by the registered owner or owners thereof) and irrevocably appoint said custodian and attorney-in-fact as its agent and attorney-in-fact with full power and authority to act under the Drag-Along Custody Agreement and Power of Attorney on its behalf with respect to (and subject to the terms and conditions of) the matters specified in this Article IV.

ARTICLE V.

PREEMPTIVE RIGHTS

SECTION 5.01. Grant of Preemptive Rights. The Company hereby grants to each Qualified Stockholder the right to purchase such Qualified Stockholder’s Proportionate Percentage (as hereinafter defined) of any Company Equity Securities to be issued in any future Eligible Issuance (as hereinafter defined). For the purposes of this Article V, the following terms shall have the meanings set forth below:

“Proportionate Percentage” means, with respect to any Qualified Stockholder as of any date, the result (expressed as a percentage) obtained by dividing (i) the number of shares of Company Common Stock owned by such Qualified Stockholder as of such date on a Fully Diluted Basis by (ii) the total number of shares of Company Common Stock outstanding as of such date on a Fully Diluted Basis.

“Eligible Issuance” means the issuance by the Company to any Person or Persons (including any of the Stockholders) for cash, cash equivalents, property or indebtedness of any Company Equity Securities, other than an issuance by the Company:

(i) of shares of Company Common Stock or options to purchase shares of Company Common Stock in connection with or pursuant to (x) a Company Stock Plan or (y) any offering to physicians affiliated with the Company;

(ii) of Company Equity Securities in connection with a bona fide business acquisition, reorganization or recapitalization of or by the Company or any Subsidiary thereof, whether by merger, consolidation, sale of assets, sale or exchange or otherwise;

(iii) of Company Equity Securities to any Person with which the Company has business relationships provided that such issuances are for other than primarily equity financing purposes;

(iv) of Company Equity Securities upon the exercise, exchange or conversion of Options or Convertible Securities;

(v) of Company Equity Securities to a lender (including any Stockholder or any of their Designated Affiliates) in connection with a debt financing or the amendment of any debt financing arrangements; or

(vi) of Company Equity Securities in a Public Offering.

SECTION 5.02. Notice of Eligible Issuance. The Company shall, before issuing any Company Equity Securities in an Eligible Issuance, give written notice thereof to each Qualified Stockholder. Such notice shall specify the Company Equity Securities the Company proposes to issue, the proposed date of issuance, the consideration that the Company intends to receive therefor and all other material terms and conditions of such proposed issuance. For a period of ten (10) days following the date of receipt of such notice, each Qualified Stockholder shall be entitled, by written notice to the Company, to elect to purchase all or any part of such Qualified Stockholder’s Proportionate Percentage of the Company Equity Securities being sold in the Eligible Issuance; provided, that if two or more securities shall be proposed to be sold as a “unit” in an Eligible Issuance, any such election must relate to such unit of securities. To the extent that elections pursuant to this Section 5.02 shall not be made with respect to any Company Equity Securities included in an Eligible Issuance within such ten (10) day period, then the Company may issue such Company Equity Securities, but only for consideration not less than, and otherwise on terms no less favorable to the Company than, those set forth in the Company’s notice and only within ninety (90) days after the end of such ten (10) day period. In the event that any such offer is accepted by one or more Qualified Stockholder or Qualified Stockholders, the Company shall sell to such Qualified Stockholder or Qualified Stockholders, and such Qualified Stockholder or Qualified Stockholders shall purchase from the Company, for the consideration and on the terms set forth in the notice as aforesaid, the securities that such Qualified Stockholder or Qualified Stockholders shall have elected to purchase and the Company may sell the balance, if any, of the Company Equity Securities it proposed to sell in such Eligible Issuance in accordance with the immediately preceding sentence. Notwithstanding anything to the contrary contained above, if the Board shall have determined that it is in the best interests of the Company to proceed with an Eligible Issuance prior to providing the notices required by this Article V or affording each of the Qualified Stockholders its preemptive rights in strict compliance with this Article V, the Company shall be permitted to first consummate such issuance (the buyer of such shares in such issuance is referred to herein as the “Buyer”) and thereafter deliver such notices and afford the Qualified Stockholders an opportunity to exercise their preemptive rights hereunder so long as such notices are delivered and such preemptive rights offer is conducted as soon as practicable thereafter and such offer is structured such that (i) each Qualified Stockholder shall have the right to buy at the same price and on the same terms as the Buyer and (ii) after giving effect to the exercise of its preemptive rights in connection with such Eligible Issuance in full, such Qualified Stockholder shall hold the same Proportionate Percentage of Company Equity Securities that it held immediate prior to such Eligible Issuance.

ARTICLE VI.

INFORMATION RIGHTS

SECTION 6.01. Information Rights. Unless the Company has timely filed periodic reports with the Securities and Exchange Commission pursuant to the Exchange Act or any indenture or other agreement governing indebtedness of the Company, the Company shall provide to Morgan Stanley (so long as it is a Qualified Stockholder), each of its Permitted Transferees (so long as such Permitted Transferee is a Qualified Stockholder) and each Schedule IV Purchaser, by electronic means or otherwise, (a) annual audited financial statements within 90 days of the end of the Company’s fiscal year, and (b) a statement of operations within 45 days of the end of each of the Company’s first three fiscal quarters, each prepared in accordance with generally accepted accounting principles. Without limiting the foregoing, from and after the date hereof, on reasonable prior written notice, the Company shall make its directors, officers, key employees, lawyers, accountants, agents and other consultants of the Company reasonably available to such Stockholders to discuss the business, results of operations and other matters pertaining to the Company, it being understood and agreed that no Schedule IV Purchaser shall be permitted to exercise the rights granted pursuant to this sentence more than two (2) times in any fiscal year. In addition, (i) the Company shall provide Morgan Stanley (so long as it is a Qualified Stockholder) and each of its Permitted Transferees (so long as such Permitted Transferee is a Qualified Stockholder) copies of all information delivered to the Company’s stockholders or senior lenders and such other financial information that is distributed to the members of the Board; and (ii) Morgan Stanley (so long as it is a Qualified Stockholder), each of its Permitted Transferees (so long as such Permitted Transferee is a Qualified Stockholder) and their respective representatives will have the right, upon reasonable prior written notice to the Company and only at times during normal business hours and which would not cause undue disruption to the Company’s business or operations, to visit and inspect the Company’s properties and examine the corporate and financial records of the Company; provided, such Stockholder may not exercise the right set forth in clause (ii) more than two (2) times in any fiscal year. Any and all information provided to any such Stockholder pursuant to the terms of this Article VI shall be subject to the agreements with respect to Confidential Information (as hereinafter defined) set forth in Article VII.

ARTICLE VII.

CONFIDENTIALITY

SECTION 7.01. Confidential Information. (a) Each Stockholder agrees that it will not use at any time any Confidential Information of which any such Stockholder is or becomes aware except in connection with determining the interest of the Stockholder in entering into a transaction with the Company.

(b) Each Stockholder further agrees that the Confidential Information will be kept strictly confidential and will not be disclosed by it or its Representatives (as defined below), except (i) as required by applicable law, rule regulation or legal process or in response to any inquiry from a regulatory authority having jurisdiction over such Stockholder, and only after compliance with Section 7.01(c) and (ii) that it may disclose the Confidential Information or portions thereof to those of its officers, employees, members, managers, directors, advisors, financing sources, bona fide potential transferees and other agents and representatives (the persons to whom such disclosure is permissible being “Representatives”) who need to know such information in connection with the investment by the Stockholder in the Company; provided that such Representatives (x) are informed of the confidential and proprietary nature of the Confidential Information and (y) agree to maintain such confidentiality in accordance with the provisions of this Article VII. Each Stockholder agrees to be responsible for any breach of this Article VII by its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against such Representatives with respect to any such breach).

(c) If any Stockholder or Representative thereof becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand, regulatory agency or stock exchange rule or similar process) to disclose any of the Confidential Information, such Stockholder or Representative shall provide the Company with prompt and, if legally permissible, prior written notice of such requirement to disclose such Confidential Information. Upon receipt of such notice, the Company may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, such Stockholder and its Representatives shall disclose only that portion of the Confidential Information which is legally required to be disclosed and shall take all reasonable steps to preserve the confidentiality of the Confidential Information. In addition, neither such Stockholder nor its Representative will oppose any action (and such Stockholder and its Representatives will, if and to the extent requested by the Company and legally permissible to do so, cooperate with and assist the Company, at the Company’s expense and on a reasonable basis, in any reasonable action) by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(d) As used herein, “Confidential Information” means oral and written information concerning the Company and its subsidiaries furnished to any Stockholder or Representative thereof by or on behalf of the Company (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by any Stockholder or any Representative thereof containing or based in whole or in part on any such furnished information. The term “Confidential Information” does not, with respect to any Stockholder, include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by such Stockholder or its Representative in violation hereof), (ii) is or becomes available to such Stockholder or its Representatives on a non-confidential basis from a source other than the Company or its advisors provided that such source was not known by such Stockholder or its Representatives to be prohibited from disclosing such information to such Stockholder by a legal, contractual or fiduciary obligation, (iii) with respect to any Stockholder that is an investment partnership or government pension plan, the identity of the Company or the amount invested in Company Capital Stock by such Stockholder, (iv) was already in the possession of Stockholder or its Representatives prior to receiving such information from the Company or its advisors, or (v) was developed independently by Stockholder or its Representatives without use of the Confidential Information.

(e) The provisions of this Article VII shall terminate and be of no further force or effect on the earlier to occur of (i) the termination of this Agreement as set forth in Section 10.07 herein or and (ii) the date which is one year from the date such Stockholder no longer holds any Company Equity Securities.

ARTICLE VIII.

VOTING AGREEMENT

SECTION 8.01. Election of Directors. (a) Each Stockholder hereby agrees to cast all votes to which such Stockholder is entitled in respect of his, her or its shares of Company Capital Stock, whether at any annual or special meeting, by written consent or otherwise, to:

(i) fix the number of members of the Board at a number specified from time to time by WCAS IX, which number shall be at least two;

(ii) for so long as Morgan Stanley or any of its Permitted Transferees shall hold any shares of Company Capital Stock, elect as members of the Board one (1) individual designated by Morgan Stanley or its Permitted Transferees and reasonably acceptable to WCAS IX (such approval not to be unreasonably withheld, delayed or conditioned);

(iii) elect as members of the Board such number of individuals designated by WCAS IX equal to the authorized number of directors less the one director designated pursuant to clause (ii) above; and

(iv) remove from the Board (with or without cause) any director elected in accordance with this Section 8.01 upon the written request of the Stockholder that designated and continues to have the right to designate such director (it being understood that no Stockholder shall vote for or consent to and the Company shall not take any actions to effect any other removal (with or without cause) of a director elected pursuant to this Section 8.01 without the written consent of the Stockholder that designated and continues to have the right to designate such director).

(b) If, as a result of death, disability, retirement, resignation or removal (with or without cause), there shall exist or occur any vacancy of the Board:

(i) the Person entitled to designate or nominate such director whose death, disability, retirement or removal resulted in such vacancy may designate another individual (the “Nominee”) to fill such capacity and serve as a director of the Company; and

(ii) each Stockholder then entitled to vote for the election of the Nominee as a director of the Company agrees that it will vote its shares of Company Capital Stock in order to ensure that the Nominee be elected to the Board.

(c) Each Stockholder will vote such Stockholder’s shares of Company Capital Stock or execute written consents, as the case may be, and the Company and each Stockholder will take all other actions as may be reasonably necessary or appropriate (including, if applicable, calling or causing the Company to call a special meeting of its stockholders), to carry out the purposes and intent of this Section 8.01.

SECTION 8.02. Special Protective Provisions. At any time when shares of Series A-1 Preferred Stock are outstanding, in addition to any other vote required by law, without the prior written consent of the holders of not less than a majority of the outstanding shares of Series A-1 Preferred Stock held by Morgan Stanley and its Permitted Transferees (which consent will not be unreasonably withheld, delayed or conditioned), the Company will not and will not permit any Subsidiary to:

(i) increase the total number of shares of Series A-1 Preferred Stock authorized to be issued by the Company Certificate;

(ii) create, obligate itself to create, authorize or issue any new class or series of Company Equity Securities having preference over the Series A-1 Preferred Stock with respect to payment of dividends, redemption payments or payment upon liquidation, dissolution or winding-up of the Company;

(iii) enter into any transaction that would result in a Change of Control (as defined in the Company Certificate), other than (A) any such transaction that is permitted in accordance with Articles III, IV or V of this Agreement or (B) any such transaction pursuant to which the holders of Company Preferred Stock receive the same consideration per share (other than differences that may result from differences in the Accreted Value (as defined in the Company Certificate) of such shares) and all holders of Company Common Stock receive the same consideration per share;

(iv) authorize, declare or set aside or pay any dividend or other distribution to holders of Company Capital Stock, other than (A) the one-time distribution to holders of Series A Preferred Stock and Common Stock on or about the date hereof and contemplated by the Stock Purchase Agreement, (B) Regular Dividends (as defined in the Company Certificate) which are paid to all holders of Company Preferred Stock in accordance with paragraph 2 of the Company Certificate, (C) distributions made in accordance with paragraphs 3, 4 or 5 of the Company Certificate, or (D) dividends or other distributions which are made to all holders of Company Preferred Stock on a pro rata basis (subject to differences that may result from differences in the Accreted Value of such shares);

(v) authorize or make any repurchase or redemption of any shares of Company Equity Securities, other than (A) repurchases or redemptions in accordance with paragraphs 3 or 5 of the Company Certificate, (B) repurchases or redemptions in accordance with agreements with employees of the Company or any Subsidiary that are approved by the Board or (C) other repurchases or redemptions in which all holders of Company Preferred Stock have the right to participate on a pro rata basis (subject to differences that may result from differences in the Accreted Value of such shares);

(vi) enter into any material transaction with any Affiliate of the Company, other than (A) any such transaction permitted in accordance with Article V of this Agreement, (B) any such transaction that is permitted by the provisions of the Indenture, dated March 29, 2005, between the Company and LaSalle Bank National Association, as Trustee, relating to the Company’s outstanding senior floating rate notes due 2015 or (C) any such transaction with Morgan Stanley or any Affiliate of Morgan Stanley that is approved by the Board (for avoidance of doubt, any Excluded Transaction or Proposed Sale permitted in accordance with Article III and any Drag-Along Sale to a Third Party permitted in accordance with Article IV shall not be considered a material transaction with an Affiliate of the Company for purposes of this Section 8.02(vi)); and

(vii) consummate any Public Offering that is not a Qualified Public Offering or cause USON to consummate the sale of shares of common stock of USON to the public pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8 or any similar or successor form).

ARTICLE IX.

REPRESENTATIONS AND WARRANTIES

SECTION 9.01. Representations and Warranties by the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to the Company and the other Stockholders as follows:

(a) The execution, delivery and performance of this Agreement by such Stockholder will not violate any provision of applicable law, any order of any court or other agency of government, the certificate or articles of incorporation, bylaws, operating agreement, partnership agreement or other organizational documents of such Stockholder or any provision of any indenture, agreement or other instrument to which such Stockholder or any of such Stockholder’s properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

(b) This Agreement has been duly executed and delivered by such Stockholder, and, when executed by the other parties hereto, will constitute the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

SECTION 9.02. Representations and Warranties by the Company. The Company represents and warrants to each Stockholder as follows:

(a) The execution, delivery and performance of this Agreement by the Company will not violate any provision of applicable law, any order of any court or other agency of government, the Company Certificate or the Company’s Bylaws or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

(b) This Agreement has been duly executed and delivered by the Company, and, when executed by the other parties hereto, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

ARTICLE X.

MISCELLANEOUS

SECTION 10.01. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

SECTION 10.02. Benefits of Agreement. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything in this Section 10.02 to the contrary, subject to compliance with the terms of this Agreement, each Stockholder shall have the right to assign its rights hereunder in whole or in part to any transferee of the Company Equity Securities held by such Stockholder in compliance with this Agreement (including Section 2.02) . Except as expressly permitted hereby, each party’s rights and obligations under this Agreement shall not be subject to assignment or delegation by any party hereto, and any attempted assignment or delegation in violation hereof shall be null and void ab initio.

SECTION 10.03. Notice of Transfer. To the extent that any Stockholder shall Transfer any Company Equity Securities, notice of which Transfer is not otherwise required to be delivered to the Stockholders hereunder, such Stockholder shall, within three (3) days following consummation of such Transfer, deliver notice thereof to the Company and WCAS IX.

SECTION 10.04. Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to confirmation by return facsimile of such facsimile transmission). Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) one (1) Business Day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (EST) on any Business Day or on any day other than a Business Day or (iv) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

if to the Company, to it at:

16825 Northchase Drive

Houston, Texas 77060

Facsimile: (832) 601-6688

Attention: Chief Executive Officer

with a copy to:

Welsh, Carson, Anderson & Stowe IX, L.P.

320 Park Avenue, Suite 2500

New York, New York 10022

Attention: D. Scott Mackesy

Facsimile: (212) 893-9566

with an additional copy to:

Ropes & Gray LLP

45 Rockefeller Plaza

New York, New York 10111

Attention: Othon A. Prounis, Esq.

Facsimile: (212) 841-5725

if to any Stockholder, to such Stockholder at the address set forth opposite such Stockholder’s name on Schedule I hereto.

SECTION 10.05. Entire Agreement; Modification. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified or waived except by an instrument in writing signed by the Company, WCAS IX and Stockholders other than WCAS IX (the “Other Stockholders”) holding not less than a majority of the shares of Company Common Stock held by the Other Stockholders on a Fully Diluted Basis; provided, that, (i) no provision of this Agreement may be amended, modified or waived in a manner materially adverse to any Other Stockholder (in its capacity as a Stockholder hereunder) if such amendment, modification or waiver adversely affects such Other Stockholder disproportionately relative to the other Other Stockholders (disregarding for such purposes differences resulting solely from the amount of Company Equity Securities held by the Other Stockholders) except with the written consent of such adversely and disproportionately effected Other Stockholder, (ii) no provision of Article III may be amended, modified or waived in any manner that would diminish the rights of any Schedule IV Purchaser unless such Schedule IV Purchaser consents in writing to such amendments, modifications or waivers (such consent not to be unreasonably withheld or delayed) and (iii) no provision of this Agreement may be amended, modified or waived in any manner that would diminish the rights of Morgan Stanley or any of its Permitted Transferees unless the holders of a majority of the Company Equity Securities held by Morgan Stanley and its Permitted Transferees consents in writing to such amendments, modifications or waivers (such consent not to be unreasonably withheld or delayed); provided, further, that, notwithstanding the foregoing, in accordance with Article II or upon the written agreement of the Company and WCAS IX, additional Stockholders may be added to this Agreement (it being understood that any amendment of the provisions of this Agreement in connection with the addition of new Stockholders to this Agreement does not require the prior written consent of the Schedule IV Purchasers or Morgan Stanley and its Permitted Transferees, as the case may be, so long as (i) in the case of the Schedule IV Purchasers, no provision of Article III is amended in any manner that would diminish the rights of any Schedule IV Purchaser and (ii) in the case of the Morgan Stanley and its Permitted Transferees, no provision of this Agreement is amended in a manner adverse to any of Morgan Stanley or its Permitted Transferees). Except as otherwise provided herein, any waiver of any provision of this Agreement must be in a writing signed by the party against whom enforcement of such waiver is sought. Notwithstanding anything to the contrary in this Section 10.05, the Company and any Stockholder or Stockholders may agree among themselves to terms and conditions that are different from the terms and conditions set forth in this Agreement.

SECTION 10.06. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Agreement contained by or on behalf of any party shall bind its successors and permitted assigns, whether so expressed or not.

SECTION 10.07. Duration of Agreement. This Agreement (other than the provisions of Section 2.03 and Article VII which shall survive the termination of this Agreement) shall terminate upon the earliest to occur of (x) a Qualified Public Offering or (y) a Qualified Merger. This Agreement shall terminate with respect to any Stockholder when such Stockholder ceases to be a holder of any shares of Company Preferred Stock or Company Common Stock.

SECTION 10.08. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

SECTION 10.09. Changes in Company Common Stock. If, and as often as, there are any changes in Company Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof as may be required so that the rights and privileges granted hereby shall continue with respect to the Company Common Stock as so changed.

SECTION 10.10. Specific Performance. Each party hereto agrees that a remedy at law for any breach or threatened breach by such party of this Agreement would be inadequate and therefore agrees that any other party hereto shall be entitled to pursue specific performance of this Agreement in addition to any other available rights and remedies in case of any such breach or threatened breach.

SECTION 10.11. Governing Law. This Agreement, and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of New York.

SECTION 10.12. Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Stockholders Agreement as of the date first written above.

THE COMPANY:

US ONCOLOGY HOLDINGS, INC.

By:
Name:
Title:

WCAS IX:

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By:	WCAS IX Associates LLC, its General Partner

By:
Name:
Title:

MORGAN STANLEY:

MORGAN STANLEY STRATEGIC INVESTMENTS, INC.

By:
Name:
Title:

OTHER STOCKHOLDERS:

WCAS MANAGEMENT CORPORATION

By:
Name:
Title:

Russell L. Carson

Bruce K. Anderson

Thomas E. McInerney

Robert A. Minicucci

Anthony J. de Nicola

Paul B. Queally

D. Scott Mackesy

D. Scott Mackesy – IRA
Charles Schwab & Co., Inc. Custodian

Sanjay Swani

John D. Clark – IRA
Charles Schwab & Co., Inc. Custodian

John D. Clark

James R. Matthews – IRA
Charles Schwab & Co., Inc. Custodian

Jonathan M. Rather – IRA
Charles Schwab & Co., Inc. Custodian

Sean M. Traynor

John Almeida

Rona Drogy

Dave Mintz

Clinton Biondo

Ankar Kumar

Michael E. Donovan

Brian Regan

Eric J. Lee

By:
Name:	Jonathan M. Rather
Title:	Attorney-in-Fact

THE PATRICK WELSH 2004 IRREVOCABLE TRUST

By:
Name:
Title:

R. Dale Ross

Lloyd K. Everson, M.D.

Phillip H. Watts

Bruce D. Broussard

George D. Morgan

Leo E. Sands

Atul Dhir, M.B.B.S., D. Phil

ROSS RESOURCES LIMITED

By:
Name:
Title:

Schedule I to Amended and Restated Stockholders Agreement

Stockholders	Address for Notices

Welsh, Carson, Anderson & Stowe IX, L.P.

WCAS Management Corporation

Russell L. Carson

Bruce K. Anderson

The Patrick Welsh 2004 Irrevocable Trust

Thomas E. McInerney

Robert A. Minicucci

Anthony J. de Nicola

Paul B. Queally

D. Scott Mackesy

Sanjay Swani

John D. Clark

IRA f/b/o John D. Clark

IRA f/b/o D. Scott Mackesy

IRA f/b/o James R. Matthews

IRA f/b/o Jonathan M. Rather

Sean M. Traynor

John Almedia, Jr.

Stacey Bellet*

Suzanne Bellet Price*

Rona Drogy

David Mintz

Clinton M. Biondo

Ankur Kumar

Michael E. Donovan

Brian T. Regan

Eric J. Lee

Jill A. Hanau

c/o Welsh, Carson, Anderson & Stowe 320 Park Avenue, Suite 2500 New York, New York 10022 Attention: D. Scott Mackesy Facsimile: (212) 893-9566

*	Additional copy to:

125 East 72nd Street

Apt. 11-D

New York, NY 10021

Attention: David F. Bellet

Robert A. Ortenzio Rocco A. Ortenzio	c/o Select Capital Corporation 4718 Old Gettysburg Road, Suite 405 Mechanicsburg, PA 17055 Attention: Robert Nause Facsimile: (717) 972-1080

Stockholders	Address for Notices
Melkus Partners Melkus Family Foundation The Lauren Evelyn Melkus Trust Lauren Melkus	c/o Kenneth J. Melkus 102 Woodmont Blvd., Suite 110 Nashville, TN 37203 Facsimile: (615) 383-0104

Joelle M. Kayden	c/o Accolade Partners, L.P. 7900 Westpark Drive, Suite T-602 McLean, VA 22102 Facsimile: (703) 749-7800

Weigers & Co. LLC Betsy Weigers 2002 Unit Trust George A. Weigers 2001 Unit Trust	c/o Weigers Capital Management, LLC 55 Madison Street, Suite 680 Denver, CO 80206

Kyle M. Fink, M.D.	PBM 391 0105 Edwards Village Blvd., C104 Edwards, CO 81632

Texas Oncology, P.A.	c/o R. Steven Paulson, M.D. 12221 Merit Drive, Suite 500 Dallas, TX 75251

R. Dale Ross Lloyd K. Everson, M.D. Phillip H. Watts Bruce D. Broussard George D. Morgan Leo E. Sands Atul Dhir, M.B.B.S., D. Phil Ross Resources Limited Richard J. Hall	c/o US Oncology, Inc. 16825 Northchase Drive Houston, TX 77060 Attention: R. Dale Ross Facsimile: (832) 601-6688

Stockholders	Address for Notices
Schedule IV Purchasers:

California State Teachers’ Retirement System	7667 Folsom Boulevard, Suite 250 Sacramento, CA 95826 Attention: Real Desrochers and Seth Hall Facsimile: (916) 229 3790

Gunners Investment Pte Ltd.	c/o GIC Special Investments Pte Ltd. 255 Shoreline Drive, Suite 600 Redwood City, CA 94065 Attention: Andrew Kwee Facsimile: (650) 802-1213

Abu Dhabi Investment Authority	P.O. Box 3600 Corniche Street Abu Dhabi United Arab Emirates Attention: Abubaker Al Khouri Facsimile: (971 2) 626-4616

A.S.F. Co-Investment Partners II, L.P.

c/o IBM Retirement Funds

3001 Summer Street, MD 49

Stamford, CT 06905

Attention: Betty Sheets

Facsimile: (203) 316-2190

With a copy to:

c/o Portfolio Advisors, LLC

9 Old Kings Highway South

Darien, CT 06820

Attention: Hugh Perloff

Facsimile: (203) 662-0013